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                                                                      EXHIBIT 12

Newmont Mining Corporation
Computation of Ratio of Earnings to Fixed Charges
(Amounts in thousands except ratio)
(Unaudited)

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
                                                                         For the Year Ended December 31
                                                   --------------------------------------------------------------------------------
                                                       1999             1998            1997              1996             1995
                                                   ------------     ------------     ------------     ------------     ------------
Earnings:
    Income (loss) before income taxes
       and cumulative effect of changes
       in accounting principles                    $    49,868       $  (541,335)     $     60,477     $    82,652       $  177,666
    Adjustments:
       Net interst expense (1)                          62,554            78,823            77,067          58,619           47,099
       Amortization of capitalized
          interest                                       4,886             4,434             3,221           2,359            2,594
       Portion of rental expense
          representative of interest                     2,059             3,373             2,714           3,428            2,834
       Minority interest of majority-
          owned subsidiaries that have
          fixed charges                                 72,470            70,286            71,438           6,584            9,864
       Undistributed income (loss) of
          affiliate                                    (10,675)               --                --         (18,359)          (7,027)
                                                   ------------      ------------     ------------     ------------     ------------
                                                   $   181,162       $  (384,419)     $    214,917     $   135,283      $   233,030
                                                   =============     ============     ============     ============     ============
 Fixed Charges
    Net interest expense (1)                       $    62,554       $     78,823     $     77,067     $    58,619      $    47,099
    Capitalized interest                                23,345             13,720           15,604          16,571           14,043
    Portion of rental expense
       representative of interest                        2,059              3,373            2,714           3,428            2,834
                                                   ------------      ------------     ------------     ------------     ------------
                                                   $    87,958       $     95,916     $     95,385     $    78,618      $    63,976
                                                   =============     ============     ============     ============     ============
Ratio of Earnings to Fixed Charges                         2.1               (4.0)             2.3             1.7              3.6
                                                   =============     ============     ============     ============     ============

(1)    Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.

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